                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                          File Number 333-51089


                  PROSPECTUS SUPPLEMENT DATED SEPTEMBER 3, 1998
                                       to
             Prospectus Dated May 1, 1998 (as amended June 17, 1998)

                                  52,822 SHARES

                               CISCO SYSTEMS, INC.

                                  COMMON STOCK
                          ($0.001 PAR VALUE PER SHARE)

     This Prospectus Supplement supplements the Prospectus dated May 1, 1998, as amended June 17, 1998 (the "Prospectus") of Cisco Systems, Inc. (the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") of 52,822 shares of Common Stock, $0.001 par value, of the Company (the "Common Stock") who received such shares in connection with the acquisition of Precept Software, Inc. ("Precept"), by and through the acquisition of the common stock and options to purchase common stock of Precept whereby Precept became a wholly-owned subsidiary of the Company. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDERS

     Footnote 2 to the Prospectus listed entities to which Foundation Capital, L.P., a Selling Shareholder in the Prospectus might distribute its shares. The following footnote 2 is intended to replace the original footnote in the Prospectus. The following table provides certain information with respect to the number of shares of Common Stock beneficially to be owned by Foundation Capital, L.P., the percentage of outstanding shares of Common Stock of the Company this represents and the number of shares of Common Stock to be registered for sale hereby. The table of Selling Shareholders in the Prospectus is hereby amended to include the following footnote 2:


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
                                                                                    Number of
                                                                                      Shares
                                       Number of Shares         Percent of          Registered
                                         Beneficially           Outstanding          for Sale
Name of Selling Shareholder                 Owned                 Shares             Hereby(1)
----------------------------------------------------------------------------------------------

Foundation Capital, L.P.(2)               52,822                     *                52,822

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* Represents beneficial ownership of less than 1%.


---------------------------

(1) This registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the Shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of Common Stock.


(2) Subsequent to the date of this Prospectus, the shares held by Foundation Capital, L.P. may be distributed to The Advisors, Ameritech Pension Trust by State Street Bank & Trust as Trustee, BankAmerica Capital Corporation, Co-operative Insurance Society Limited, HB-PGGM Fund I, L.P., Horsley Bridge Fund IV, L.P., The James Irvine Foundation, The Henry J. Kaiser Family Foundation, Knightsbridge Integrated Holdings II Partnership, Master Trust Pursuant to the Hewlitt-Packard Deferred Profit Sharing Plan and Retiremant Fund, The Mutual Life Insurance Company of New York, Phoenix Home Life Mutual Insurance Company, Residuary Trust Estate Under the Will of Francis C. Searle, Residuary Trust Estate Under the Will of John G. Searle, St. Paul Fire and Marine Insurance Company, Searle Trusts Limited Partnership IX, Trustees of Dartmouth College, University of Chicago, Westpool Investment Trust plc, James C. Anderson, Kathryn C. Gould, Michael
     N. Schuh, Paul G. Koontz, Theodore R. Meyer and William B. Elmore.